Exhibit 99.1

LyondellBasell Announces Executive Committee Changes

HOUSTON and LONDON, Feb. 19, 2024 /PRNewswire/ -- LyondellBasell (NYSE: LYB) today announced changes to its executive committee, effective March 1, 2024. Kimberly (Kim) Foley will assume the role of executive vice president, Global Olefins & Polyolefins (O&P), Refining and Supply Chain, and Aaron Ledet has been promoted to the role of executive vice president, Intermediates and Derivatives (I&D). Ledet will join the company’s executive committee. These changes follow the departure of Ken Lane, former executive vice president Global O&P, who is leaving the company to pursue another opportunity.

Foley has been executive vice president of Global I&D, Refining and Supply Chain since October 2022. She previously served as senior vice president, Global Engineering, Turnarounds and Health, Safety and Environment for LyondellBasell. She has more than 35 years of experience in the petrochemical industry, including leadership positions in Manufacturing, Strategic Planning, Finance and Supply Chain.

Ledet has been senior vice president of O&P Americas since October 2022, with manufacturing and commercial responsibility for the O&P Americas segment as well as responsibility for developing future options for the Houston refining operation. He previously served as vice president, Olefins & Feedstocks and has held a variety of leadership roles in the Advanced Polymer Solutions (APS) business segment, I&D, and global supply chain, both in the United States and Europe.

“Kim has done an exceptional job leading our I&D and refining businesses, delivering historically high results, and I am thrilled she will continue to execute on our strategy as the global head of O&P, Refining and Supply Chain. Aaron has done a fantastic job leading the O&P Americas business in a challenging environment and has a broad range of leadership experience in each of our strategic business units. I am excited to see him advance the I&D business moving forward,” said Peter Vanacker, chief executive officer.

“These changes illustrate a successful succession planning process and our ability to retain and promote key talent within our organization,” commented Vanacker. “I know these two executives will bring relentless focus on growing and upgrading our core and will continue to live out our company’s commitments and values every day. I want to personally thank Ken for his contributions during his tenure and wish him well in future endeavors.”

About LyondellBasell
We are LyondellBasell – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.lyondellbasell.com or follow @LyondellBasell on LinkedIn.

Contacts:

LyondellBasell Media Relations, mediarelations@lyb.com, Phone: +1 713.309.4738